MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT is made effective as of the 8th day of April, 2010 (the “Effective Date”)

BETWEEN

GLOBAL SECURITY AGENCY INC.

508 – 170 West 1st Street, North Vancouver, British Columbia, Canada V7M 3P2
(the "Company")

AND

ROCK RUTHERFORD

238 Lakeview Circle, Montgomery TX 77356

(the “Executive”)

WHEREAS:

A	The Company is engaged in the security protection services industry globally (the “Business”); and

B	The Company wishes to retain the services of the Executive to perform the duties hereinafter described for the term hereinafter set forth as Secretary and Treasurer of the Company.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained, and for other good and other valuable consideration, the parties undertake and agree as follows:

PART 1
INTERPRETATION

Definitions

1.1	In this Agreement, except as otherwise expressly provided or as the context otherwise requires:

(a)	“Agreement” means this Management Agreement, as amended, modified or supplemented from time to time;

(b)	“Board” means the board of directors of the Company, or, if there is only one director of the Company, that sole director; and

(c)
“Intellectual Property Rights” means all copyrights, design rights, trademark rights, patent rights, trade secrets and any other proprietary rights, whether registered or unregistered, and any application for registration of any of the foregoing, and any right to file any such application, which may subsist anywhere in the world.

Interpretation

1.2	In this Agreement, except as otherwise expressly provided or as the context otherwise requires:

(a)	a reference to parties means the parties to this Agreement and their respective permitted successors and assigns;

(b)	headings are solely for convenience of reference and are not intended to be complete or accurate descriptions of content or to be guides to interpretation of this Agreement or any part of it;

(c)
the word “including”, when following a general statement or term, is not to be construed as limiting the general statement or term to any specific item or matter set forth or to similar items or matters, but rather as permitting the general statement or term to refer also to all other items or matters that could reasonably fall within its broadest possible scope;

(d)	a reference to currency means currency in United States dollars;

(e)
a reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and every statute, regulation, or other legislative work that supplements or supersedes such statute or regulations; and

(f)	a word importing the feminine gender shall include the masculine or neuter, words in the singular include the plural, words importing a corporate entity include individuals and vice versa.

PART 2
TERM AND DUTIES

Term

2.1	The term of this Agreement (the “Term”) shall commence on April 8, 2010 and shall continue until terminated in accordance with the provisions of this Agreement (the “Termination Date”).

General Duties

2.2
The Company appoints the Executive to undertake the duties and exercise the powers as Secretary and Treasurer of the Company, as may be requested of the Executive by the Company, and in the other offices to which the Executive may be appointed by the Company or any subsidiary or affiliate companies of the Company, and the Executive accepts the office, on the terms and conditions set forth in this Agreement.

Instructions and Directions by Board

2.3
The Executive shall generally perform the duties and responsibilities with respect to the Business that are commensurate with the positions of such designated officer of a company comparable in size to the Company and involved in a business similar to the Business.

Full Time and Attention

2.4	The Executive shall perform his duties to the Company in a faithful, diligent, competent and businesslike manner to the best of his ability on a full-time basis.

Authority

2.5	The Executive shall carry out all lawful instructions and directions from time to time given to him by the Board.

PART 3
CONFLICTS OF INTEREST

Conflicts of Interest

3.1
The Executive agrees that, as an executive officer of the Company, he shall refer to the Board all matters and transactions in which a potential conflict of interest between the Executive and the Company may arise and shall not proceed with such matters or transactions until the Board's express approval thereof is obtained.

3.2	The Executive represents and warrants that:

(a)
Schedule A hereto sets forth the name, address, position held and shareholdings of the Executive in each company in which the Executive is a director, officer or shareholder that operates in the same or similar business as the Business of the Company (a “Competing Business”); and

(b)
Schedule B hereto sets forth the name, address, position held and shareholdings of the Executive in each other company in which the Executive is a director or officer.

The Executive covenants and agrees that, in the event the Executive is presented with a corporate opportunity to provide Business services to a person or company, whether presented directly or indirectly to the Executive in his capacity as a director, officer or shareholder or affiliate of a Competing Business or other company described above (including, but not limited to, a contract of engagement for services or renewal of such a contract), the Executive shall present the opportunity first to the Board of the Company, and shall not present any such opportunity to, or engage in any such opportunity with, a Competing Business or other affiliated company or person without the prior express approval of the Board in writing.

PART 4
REMUNERATION

Base Salary

4.1
The Executive shall be entitled to an annual base salary as determined by the Board and taking into consideration the duties of the Executive (the “Base Salary”), subject to increase based on periodic reviews at the discretion of the Board. Payment of the Base Salary to the Executive shall commence once the Company has achieved monthly revenues in excess of $50,000 per month for two consecutive months.

4.2
The Company shall pay the Base Salary to the Executive in equal monthly installments in arrears payable in cash, on the last day of each month of the Term, or in such other manner as may be mutually agreed upon by the Executive and the Company.

Performance Bonus

4.3
Within 120 days of the end of each fiscal year of the Company, the Board may declare and the Company shall then pay an annual bonus to the Executive in the Company’s sole discretion in accordance with any annual objectives for the Executive established by the Company (the “Annual Bonus”).

Benefits

4.4
Upon Board approval, the Company may provide the Executive with benefits comparable to those generally provided by a similar company from time to time to their senior executives and consistent with the benefits provided by the Company to its other executives.

Other Expenses

4.5
The Company shall reimburse the Executive for the Executive’s reasonable cell phone, Internet, travel, lodging, meals, entertainment and other expenses or disbursements actually and reasonably incurred or made by him in connection with the performance of his duties under this Agreement.  For all such expenses and disbursements the Executive shall supply the Company with originals of all receipts, invoices or statements in respect of which the Executive seeks reimbursement, in such form as may reasonably be required by the Company and at such times or intervals as may be required by the Company.

Deductions

4.6	All payments by the Company under this Agreement shall be less any deductions or withholdings required by applicable law.

PART 5
TERMINATION

Definitions

5.1
In this Part, “Just Cause” means any act, omission, behavior, conduct or circumstance of the Executive that constitutes just cause for dismissal of the Executive under the laws of the United States as applicable, and for the purposes of this Agreement includes:

(a)	any cause related to fraud, dishonesty, illegality, breach of statute or regulation or gross incompetence;

(b)	any material breach by the Executive of a provision of this Agreement;

(c)	any breach of a fiduciary duty to the Company, insider trading or breach of anti-bribery rules;

(d)	if there is a failure on the part of the Executive to perform the material duties of the Executive’s position in a competent and professional manner;

(e)	any conviction of the Executive for a criminal offence;

(f)	any breach by the Executive of his fiduciary duty to the Company, including the duty to act in the best interest of the Company;

(g)	any declaration of bankruptcy against the Executive by a court of competent jurisdiction; and

(h)	any refusal by the Executive to follow reasonable instructions given by the Board that are not inconsistent with the Executive’s duties and responsibilities.

Termination by the Company for Just Cause

5.2	The Company may terminate the employment of the Executive summarily, without notice or any payment in lieu of notice for Just Cause if approved by at least three quarters (3/4) of the Board.

Voluntary Termination by the Executive

5.3
The Executive may terminate his employment for any reason by providing two months’ notice in writing to the Company.  The Company may waive or abridge any notice period specified in such notice, in its absolute discretion.

Termination by the Company with Notice

5.4	The Company may terminate the employment of the Executive for any reason by providing two weeks notice in writing to the Executive for every year of the Executive’s continuous service.

Termination by Death of Executive

5.5	This Agreement shall terminate upon the death of the Executive.

No Severance Payment in Certain Events

5.6
Upon termination of the Executive’s employment under §5.2, §5.3 or §5.5, the Executive shall not be entitled to any severance payment other than compensation (including Base Salary, Annual Bonus and reimbursable expenses) earned by the Executive before the Termination Date calculated pro rata up to and including the Termination Date.

Severance Payment in Certain Events

5.7
If the employment of the Executive is terminated by the Company for a reason other than pursuant to §5.2, §5.3 or §5.5, the Company may, in its absolute discretion, abridge the notice period required of the Company or any part thereof by paying to the Executive an amount equal to the Base Salary payable to the Executive for such notice period and, as a condition of receiving any such severance payment, the Executive shall execute and deliver to the Company a full and final release in the form provided by the Company.

PART 6
CONFIDENTIAL INFORMATION

Confidential Information

6.1	The Executive agrees that:

(a)	during the Term of this Agreement, he will not solicit or employ or cause to be solicited or employed any employee or consultant of the Company; and

(b)
for a period of 12 months following the termination of this Agreement, the Executive will not solicit or employ or cause to be solicited or employed any person who is or was in the employ of the Company during the 12 months preceding such termination.

6.2           The Executive acknowledges that:

(a)
he may, during the course of his employment with the Company, acquire information which is confidential in nature or of great value to the Company including, without limitation, matters or subjects concerning corporate assets, cost and pricing data, customer listing, financial reports, formulae, inventions, know-how, marketing strategies, products or devices, profit plans, research and development projects and findings, computer programs, suppliers, and trade secrets, whether in the form of records, files, correspondence, notes, data, information, or any other form, including copies or excerpts thereof (hereinafter collectively referred to as “Confidential Information”), the disclosure of any of which to competitors of the Company or to the general public would be highly detrimental to the best interests of the Company, and

(b)	the right to maintain the confidentiality of Confidential Information, and the right to preserve the Company’s goodwill, constitute proprietary rights which the Company is entitled to protect.

Executive’s Obligations Regarding Confidential Information

6.3	The Executive shall, during the Term of his employment with the Company and at all times thereafter:

(a)	hold all Confidential Information that he receives in trust for the sole benefit of the Company and in strictest confidence;

(b)
protect all Confidential Information from disclosure and not take any action that could reasonably be expected to result in any Confidential Information losing its character as Confidential Information, and take all reasonable actions to prevent any Confidential Information from losing its status as Confidential Information; and

(c)
neither, except as required in the course of performing his duties and responsibilities under this Agreement, directly or indirectly use, publish, disseminate or otherwise disclose any Confidential Information to any third party, nor use Confidential Information for any purpose other than the purposes of the Company, without the prior written consent of the Board.

Executive’s Continuing Obligations

6.4
The restrictions on the Executive’s use or disclosure of all Confidential Information, as set forth in this Agreement shall continue following the termination of the Executive’s employment with the Company, regardless of the reasons for or manner of such termination.

Limited Exception

6.5
Notwithstanding the above, the Executive may, if and solely to the extent required by lawful subpoena or other lawful process, disclose Confidential Information but, to the extent possible, shall first notify the Company of each such requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Agreement.  The Executive shall co-operate fully with the Company at the expense of the Company in seeking any such protective order.

PART 7
ANTI-BRIBERY AND INSIDER TRADING

Anti-Bribery Policy

7.1
The Executive acknowledges and agrees that the Company is dedicated to ensuring full compliance with all anti-bribery and corruption laws and regulations, including the U.S. Foreign Corrupt Practices Act and the Corruption of Foreign Public Officials Act (Canada), by all of its employees. The Executive shall not make any payments or gifts to, or otherwise improperly influence, any government official in any jurisdiction the Company operates its Business to obtain or retain business on behalf of the Company, or to secure any improper business advantage, nor shall the Executive accept any payments or gifts from any government official in respect of the Business of the Company.

Insider Trading

7.2
The Executive acknowledges that to use non-public Confidential Information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is unethical and constitutes “insider trading” under applicable securities laws and regulations in the United States, Canada and other jurisdictions.  The Company will cooperate with any investigation by the United States Securities and Exchange Commission or other law enforcement authorities regarding the misuse of the Company’s Confidential Information.

PART 8
WORK PRODUCT; INTELLECTUAL PROPERTY

Work Product; Intellectual Property

8.1
All title, right and interest in any works, plans, designs, materials, documentation, code, programs, software, or other tangible or intangible product, and any Intellectual Property Rights or other rights therein, created, developed or acquired by the Executive in the performance of this Agreement (“Work Product”) shall immediately upon creation, development or acquisition vest in the Company, as the case may be, and any Work Product that does not so vest shall be deemed to be transferred and assigned to the Company or to one or more of its affiliates, as the case may be, without further compensation.  Upon request at any time by the Company, the Executive shall return and deliver to the Company any and all Work Product in the Executive’s possession or control.

Moral Rights

8.2
The Executive hereby waives as against any person any and all moral rights he may have in the Work Product, such moral rights including the right to restrain or claim damages for any distortion, mutilation, or other modification of the works or any part thereof whatsoever, and to restrain use or reproduction of the works in any context, or in connection with any product or service.

Further Acts

8.3
The Executive shall co-operate fully with the Company, its successors or its assigns with respect to signing further documents and doing such acts and other things reasonably requested by the Company, its successors or its assigns to confirm or evidence ownership of the Work Product or the waiver of moral rights therein, or to obtain, register, or enforce any right in respect of the Work Product.  The Company, its successors or its assigns, as applicable, shall be responsible for any out-of-pocket expenses of the Executive complying with the obligations under this §8.3.

PART 9
NON-COMPETITION

Non-Competition

9.1
The Executive agrees with and for the benefit of the Company that for a period of 12 months following termination of this Agreement (whether such termination is occasioned by the Executive, by the Company with or without cause, or by mutual agreement) within the geographical area of the United States, either as an individual or as a partner or joint venturer or as an employee, sales representative, principal, consultant, agent, shareholder, officer or director, or for any person, firm, association, organization, syndicate, employer or corporation, or in any other manner whatsoever, directly or indirectly, you will not: carry on, be engaged in, concerned with, interested in, advise, lend money to, guarantee the debts or obligations of, or permit your name or any part thereof to be used or employed in a business which is the same as, or directly competitive with, the Business of the Company, other than in respect of the companies set forth in Schedule A hereto. As of the date that shares of common stock in the capital of the Company are initially issued to the Executive, all former and existing clients, contracts, proposed new business or continuing business in the control of the Executive, directly or indirectly, relating to the Business of the Company shall be for the benefit of the Company, as contemplated by Part 3 hereof.

PART 10
GENERAL

Company’s Property

10.1
The Executive acknowledges that all items of any and every nature or kind created or used by the Executive pursuant to this Agreement, or furnished by the Company to the Executive, and all equipment, automobiles, credit cards, books, records, reports, files, diskettes, manuals, literature, confidential information or other materials, shall remain and be considered the exclusive property of the Company at all times and shall be surrendered to the Company, in good condition, promptly at the request of the Company, or in the absence of a request, on the termination of this Agreement.  The Executive hereby assigns any and all intellectual property to the Company on all literary and other artistic works created for the benefit of the Company towards which the Executive contributes, or has contributed prior to the date hereof, and the Executive waives any and all moral rights that may be associated with such works.

Assignment of Rights

10.2
The Executive may not assign, pledge or encumber the Executive’s interest in this Agreement nor assign any of the rights or duties of the Executive under this Agreement without the prior written consent of the Company.

Notices

10.3
Any notice required or permitted to be given to the Executive shall be sufficiently given if delivered to the Executive personally or if mailed by registered mail to the Executive’s address last known to the Company, or if delivered to the Executive via facsimile or email.

10.4
Any notice required or permitted to be given to the Company shall be sufficiently given if mailed by registered mail to the Company’s head office, or if delivered to the Company via facsimile or email.

Severability

10.5
In the event that any provision or part of this Agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

Enforceability and Injunctive Relief

10.6
The Executive hereby confirms and agrees that the covenants and restrictions pertaining to the Executive contained in this Agreement, including those contained in Part 3, Part 6, Part 7 and Part 9, are reasonable and valid and hereby further acknowledges and agrees that the Company would suffer irreparable injury in the event of any breach by the Executive of his obligations under any such covenant or restriction for which monetary relief would be inadequate.  Accordingly, in the event of any breach or threatened breach by the Executive of such covenant or restriction, the Company shall be entitled to equitable relief, including injunctive relief, without the need to prove that monetary compensation would be adequate.

Collection and Use of Personal Information

10.7
The Executive acknowledges that the Company shall collect, use and disclose health and other personal information for employment and business related purposes, and the Executive consents to the Company collecting, using and disclosing the health and other personal information of the Executive for employment and business related purposes in accordance with any privacy policy of the Company established by the Company from time to time.

Entire Agreement

10.8
This Agreement constitutes the entire agreement between the Executive and the Company regarding the Executive’s employment with the Company, and supersedes and replaces all prior agreements, if any, written or oral, with respect to such positions.

Modification of Agreement

10.9	Any modification to this Agreement must be in writing and signed by all of the parties or it shall have no effect and shall be void.

Countersignatures

10.10
This Agreement may be signed in counterparts, each of which so signed shall be deemed to be an original (and each signed copy sent by facsimilie or electronic transmission shall be deemed to be an original), and such counterparts together shall constitute one and the same instrument, and notwithstanding the date of execution, shall be deemed to bear the date as set forth above.

IN WITNESS WHEREOF this Agreement has been executed by the parties to it, the day, month and year first written.

Global Security Agency Inc.
by its authorized signatory

/s/ Rock Rutherford
Name:  Rock Rutherford
Title: Secretary

/s/ Rock Rutherford
ROCK RUTHERFORD

SCHEDULE A

Executive’s Interest in Competing Businesses

Name and Address                     Position Held                     Shareholdings

SCHEDULE B

Executive’s Affiliation with Other Companies

Name and Address                     Position Held